QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Texas Roadhouse, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-121241) on Form S-8 of Texas Roadhouse, Inc. of our report dated March 23, 2005, with respect to the consolidated balance sheets of Texas Roadhouse, Inc. and subsidiaries as of December 28, 2004 and December 30, 2003, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 28, 2004, which report appears in the December 28, 2004 annual report on Form 10-K of Texas Roadhouse, Inc.

/s/ KPMG LLP

Louisville, Kentucky
March 25, 2005

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm